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                              PART II,  ITEM 6(a)





EXHIBIT 11 - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
CAPITOL BANCORP LTD.





                                                               Quarter Ended March 31
                                                            -------------------------
                                                                1996          1995
                                                            ------------  ------------

Primary Net Income Per Share:

  Weighted average number of common shares outstanding       3,476,878      3,310,193

  Net effect of dilutive stock options and warrants--
    based on the treasury stock method or modified
    treasury stock method, as applicable                       506,239         52,980
                                                            ----------      ---------
                                              Total          3,983,117      3,363,173
                                                            ==========      =========


  Net income for the period                                 $1,101,034       $537,396

  Adjustment for modified treasury stock method (A)             36,872
                                                            ----------      ---------
  Adjusted net income for primary net income per share      $1,137,906       $537,396
                                                            ==========      =========


  Net income per share                                            $.28           $.16
                                                            ==========      =========



Fully Diluted Net Income Per Share (B):                           $.28           $.16
                                                            ==========      =========





(A)  Anti-dilutive in interim 1995 period.

(B) Same as for primary net income per share since dilution is less than 3% or is otherwise not applicable for the period.